UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/09/2005

UMB FINANCIAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-4887

MO	43-0903811
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of Principal Executive Offices, Including Zip Code)

(816) 860-7889
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 9, 2005, UMB Financial Corporation (the "Company") entered into an employment offer letter with Michael D. Hagedorn. Mr. Hagedorn will be assuming the position as Chief Financial Officer of the Company on or before March 21, 2005.

Under the terms in the letter, Mr. Hagedorn will receive a base salary of $250,000. The letter also provides for a one-time incentive stock option grant of the maximum amount of shares permitted by IRS regulations, based upon the price per share on the actual date of grant (approximately 1,800). He will also have a monthly car allowance, a country club and lunch club membership, and paid time off at a rate of 25 days annually.

Mr. Hagedorn will be eligible to participate in the Company's Short Term Incentive Compensation Program, Long Term Incentive Program (contingent upon shareholder approval in April 2005). He will also be able to participate in the Company sponsored benefit plans that are available to all employees.

If a change in control of the Company were to occur and employment with the Company or its successor were to terminate during the first year of employment, Mr. Hagedorn will receive a cash payment equal to the annual base salary at the time of the change of control. If the change of control would happen during the second year of employment with the company, he would receive a cash payment equal to 50 percent of his annual base salary at the time of the change of control.

Under the terms of the letter Mr. Hagedorn is an at will employee and the employment relationship may be terminated by either party at any time.

The above description of the letter is only a summary and is qualified in its entirety by reference to Exhibit 10.1.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 11, 2005, the Company issued a press release announcing the appointment Michael D. Hagedorn, age 39, as Chief Financial Officer. Mr. Hagedorn will oversee financial reporting, budgeting, management reporting, corporate finance, property management, compliance, investor relations, and accounts payable for the Company. He will also be appointed to the Company's Executive Committee and Management Committee.

Prior to joining the Company, Mr. Hagedorn was employed by Wells Fargo Bank Iowa, N.A. where he has served as Senior Vice President, Chief Financial Officer and Group Finance Manager since April 1999.

The Company entered into an employment offer letter on February 9, 2005 with Mr. Hagedorn that is described in item 1.01 and said letter is attached as exhibit 10.1. Mr. Hagedorn does not have any family relationship with any other executive officer of the Company, with any director of the Company, or with any person selected to become an officer or director of the Company. Neither Mr. Hagedorn, nor any member of his immediate family, is a party to any transactions or proposed transactions with the Company.

A copy of the press release is attached as exhibit 99.1.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: February 11, 2005.	By:	/s/ Peter J. deSilva
Peter J. deSilva
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Letter
EX-99.1	CFO Press Release